VECTREN CORPORATION
1st Quarter Results
Moderator: Steve Schein
April 27, 2000, 8:30 a.m. CDT

Operator:



     Good day everyone and welcome to Vectren Corporation's first quarter conference call. This call is being recorded and  is

     copyrighted   material.   Today's   presentation   will   be

     available for rebroadcast through April 30 through May 4, 2000,

     dialing (719) 457-0802.  The confirmation number is 163432.



     Now  I would like to turn the call over to Mr. Schein,  Vice

     President-Investor Relations.  Please go ahead sir.



S. Schein:



     Thank  you.   Good morning and welcome to our teleconference

     highlighting  Vectren's  first  quarter  results.   As   the

     operator mentioned, I am Steve Schein.  We are pleased  that you  could  join us this morning.  I hope that  all  of  you received  a  fax  of  our  quarterly financial  report  that includes  highlights and our financial  statements  for  the first quarter of 2000.  If for some reason you did not,  you may obtain one immediately by calling 1-800-366-9831.



     Today  we  will  be  discussing certain  subjects  including subjects pertaining to our growth strategy that may  contain

     forward-looking  information.   I  would  caution  you  that

     actual results could differ materially from those that  will

     be   projected  in  our  discussions.   Additional  detailed

     information concerning a number of factors that could  cause actual  results  to differ materially from  the  information that  is provided to you is readily available in our  report

     Form  8K  to  be  filed  with the  Securities  and  Exchange

     Commission on April 27, 2000.



     Today  you  will  hear  from Jerry Benkert,  Executive  Vice

     President  and  Chief Financial Officer, and  Carl  Chapman,

     Executive   Vice   President  and   President   of   Vectren

     Enterprises,  Inc.  Also joining us today are  Andy  Goebel,

     President and Chief Operating Officer, Ron Christian, Senior

     Vice  President,  General Counsel and Secretary,  and  Susan

     Hardwick, Vice President and Controller. This morning, Jerry

     will   provide   a  brief  update  regarding   our   pending

     acquisition   of  Dayton  Power  and  Light  Company's   gas

     properties and discuss our first quarter results.  Following

     Jerry, Carl will provide a general update regarding our non-

     regulated  results.  Jerry will then close with a discussion of expected 2000 results.



     As  usual,  we  will  allow time at the  conclusion  of  our remarks  for questions and answers.  And with that,  I  will ask Jerry to begin his remarks.



J. Benkert:



     Thank  you  Steve  and  good  morning  everyone.   Well,  it

     certainly  has been an interesting three weeks.   We  opened

     trading  on the NYSE on April 3, closing at 20 3/16ths,  and

     expected  to trade an average of 75,000 shares  a  day.   We

     have  closed as high as 20 3/8ths and as low as 15 3/4  with trading volumes over 350,000 shares on April 14th and  17th.

     As  you  probably know, on the later date, we  led  the  Big

     Board  in  percentage gain. Recently, it appears the  roller coaster ride may have stabilized some, with Vectren settling into a somewhat more predictable level of trading volumes.



     The  merger close is now behind us and we are moving forward to  aggressively manage  integration and meet  our  earnings

     targets.   The  pending acquisition of the gas  distribution

     assets from Dayton Power and Light is also progressing well.

     We  have  had numerous discussions with the Ohio and federal

     regulators   and   believe  the  approval  process   remains

     manageable.   Transition   teams   are   orchestrating   the

     integration planning, utilizing the knowledge and  expertise we  gained throughout the Vectren merger process.  We remain confident  we  will  be operationally  ready  to  close  the

     transaction   mid  year  upon  receipt  of  all   regulatory

     approvals.



     As  Steve  mentioned, you should have received  the  Vectren quarterly  financial  report that  includes  highlights  and financial  statements for the quarter and 12  month  periods

     ended  March  31.   This  is  Vectren's  first  release   of

     quarterly earnings. This report represents combined  Indiana

     Energy  and SIGCORP results.  We will be filing an 8-K  that will  provide  calendar year 1999, 1998  and  1997  combined

     operating  results  for  Vectren.   This  filing  will  also

     include a MD & A and footnotes.



     For  the  first  quarter  of 2000, consolidated  net  income before merger related charges was $41.4 million and $.68 per share,  as compared to $40.7 million and $.66 for  the  same

     quarter  last  year.   After reflecting the  merger  related

     charges, reported net income and earnings per share for  the current  period  were  $22. 1 million and  $.36  per  share,

     respectively.



     Merger  costs  incurred at March 31 totaled  $27.2  million,

     $19.3  million  net  of  tax or $.32  per  share.    Vectren

     expects to realize net merger savings of nearly $200 million over  ten  years from our elimination of duplicate corporate and  administrative  programs and  greater  efficiencies  in

     operations,  business processes and purchasing.   More  than

     one third of the first quarter charge relates to transaction

     costs.    In  addition,  costs  were  incurred  related   to

     severance  and  other  merger integration  activities.   The

     continued   merger   integration  activities,   which   will

     contribute  to the net merger savings, will be substantially complete by 2001.



     Weather has impacted our first Quarter utility margins.  For the  quarter, weather was 17 percent warmer than normal  and

     10 percent warmer than the same period last year.



     Gas  utility margins decreased by $5.4 million and  electric

     utility  margins increased by about $.5 million.   While  we

     experienced  additional residential and commercial  customer growth, this was more than offset by the warmer than  normal weather,  which impacted earnings by 5 to 7 cents per  share

     vs.  last year.  You may also recall that prior year margins for  the  quarter included $3.2 million or  about  $.03  per share for a one-time sale of native gas.



     Operation  and maintenance expenses increased  $1.6  million and  depreciation  and  amortization were  up  quarter  over quarter  by 7% or approximately $1.5 million, due to  normal additions to plant.



     Taxes  other than income taxes were up about $300,000 or  4%

     due to higher gross receipts and property taxes.



     Equity  in  earnings of unconsolidated affiliates  was  down about $1.7 million, of which most of this decline was due to

     lower   earnings  from  ProLiance  Energy.  Carl  previously

     brought  to  your  attention that we expected  to  recognize lower  earnings  due to timing differences  related  to  the

     ProLiance's  net position on financial instruments  held  to hedge  storage  inventories.  Carl will discuss  this  issue further in just a moment.



     Other  income  increased by $10.5 million pre-tax.  A  large part  of  the increase was attributable to the restructuring

     of   SIGCORP's   investment  in   SIGECOM,   an   integrated

     communication provider, which created a $4.9 million  after-

     tax gain or 8 cents per share.



     Interest expense increased by approximately $2.1 million due

     to   additional  debt  outstanding  related  to   additional

     investments  in  1999  at  SIGCORP's  financial   investment

     subsidiary, Southern Indiana Properties, and to some  extent due to higher interest rates.



     Income  taxes were down by $8.6 million principally  due  to lower  earnings.  First Quarter 2000 income taxes do however recognize  that an estimated $5 to $7 million of the  merger

     expenses  recorded  in  the  first  quarter,  may   not   be

     deductible.



     Our   quarterly  earnings  of  $.36  are  relatively  strong

     considering  merger related costs of $.32 and weather  which may  have  cost us as much as $.11 to $.13 on  the  quarter.

     Recognizing the potential impact of this warmer than  normal weather,  we  will manage controllable costs  while  staying focused  on  now completing the DPL acquisition and  meeting our growth targets.  With that, I will turn it over to Carl.



C. Chapman:



     Thanks, Jerry.    I would like to expand on Vectren's non-

     regulated results for the first quarter and provide some

     guidance for 2000 non-regulated earnings.  As we indicated

     in New York, we expect non-regulated earnings to contribute

     35-40% of Vectren's income by 2004.  Over the upcoming five-

     year period, Energy Services is expected to contribute

     nearly 40% of those earnings, Financial Group will

     contribute approximately 20%, Generation Services,

     Resources, and Utility Services will contribute about 10%

     each and Ventures and Communications about 5% each.



     As Jerry discussed, our share of pre-tax earnings from

     ProLiance are down from the prior year due primarily to the timing of various issues. Those issues include nonrecurring gains on storage gas in 1999 that were discussed with

     Indiana Energy analysts at this time last year, the

     recognition of hedging losses in a different quarter than

     the gain on the already committed physical sales, and the

     restructuring of several customer transportation contracts that move earnings into summer quarters, that should make

     earnings less seasonal going forward.



     In the future, we expect that FAS 133 will allow less

     volatility in our marketers' quarterly earnings by better

     matching hedging and physical contracts.  Even without those changes, however, we still believe the Energy Service Group should be at target calendar year.



     Jerry also commented that  Communications restructuring of its investment in SIGECOM resulted in a one-time gain of

     $4.9 million after-tax gain or 8 cents per share.  While not directly impacting earnings, we are excited about the

     results at SIGECOM.  They now have over 30,000 revenue

     generating units and are making 100 installations per day.

     We also continue to discuss additional sites with Utilicom

     Networks management and the new majority owner, Blackstone

     Group.



     Financial Group's earnings increased nearly 2 cents per

     share over last year primarily due to Southern Indiana

     Properties' 1999 investments.



     We are also pleased with the improving results at Vectren

     Synfuels.  Production of briquettes continues to improve and nearly 250,000 tons were sold during the first quarter

     resulting in slightly better than break even earnings for

     the quarter.  The coal market, however, does continue to be very soft.



     Vectren Ventures has now invested approximately $8.5 million of its $10 million commitment in Haddington Energy Partners.

     Six investments in portfolio companies have been made to

     date. Haddington continues to invest in leading edge

     technology in the evolving utility industry.  These

     investments include high deliverability gas storage,

     compressed air energy storage, thermally-balanced

     cogeneration, gathering and processing in the Powder River

     Basin, rollups of Gulf Coast gathering and processing and

     most recently fuel cells and hydrogen generators.



     We feel that Haddington Energy Partners, LP is unique

     because of the majority position it generally takes in its portfolio companies, and that it places successful and

     experienced management in each of the companies.  Ventures is directly involved in these investments, as we maintain an investment committee board seat at Haddington Energy

     Partners and board representation or observation rights in

     the larger operating companies.   We are confident in

     Haddington's investment strategy, as well as the experience of their management and our investment partner, Chase

     Capital Partners.  Earnings for 2000 for Vectren are on

     target with good earnings growth projected through 2004.



     Non-regulated earnings for the first quarter prove the

     strength of our investment strategy.  First quarter earnings normalized for the one-time gain from the Sigecom investment restructuring and the merger transaction expenses show an

     increase of nearly 2 cents a share over the same period last year, even with the unusual year to year comparisons for

     Energy Services.



     We continue to focus on non-regulated investments that

     complement our core competencies.  Moreover, we feel we have positioned our investments to develop further and provide

     opportunities for Vectren to achieve its earnings growth

     targets in the future.



     I will now turn it back to Jerry.



J. Benkert:

       I would like to briefly discuss our expectations for 2000.

     Last  month  in  New  York we laid out our  growth  strategy through 2004.  On a combined basis, Vectren's 1999 pro forma earnings  per share were $1.48.  We attributed  1999  warmer than normal weather to have a $.13 to $.15 per share impact,

     for  an  adjusted  1999  base of $1.62.   Growing  earnings,

     consistent with our targeted 5 year average annual  compound growth  rate  of  10%, would produce a reasonable  range  of

     $1.73 to $1.83 for 2000 and $2.60 to $2.65 for 2004.



     We  also  indicated that 2000 first quarter weather at  that time  was much warmer than normal and it has caused an  $.11 to $.13 impact to earnings to date.



     In  addition to the 2000 one-time merger charges reported in the first quarter of $.32, we still expect annual charges to be in the range of $.55 to $.60.



     Excluding first quarter weather, the Utility Group's  annual contribution  to  earnings  is on  target  and  with  normal weather or even a hot summer throughout the remainder of the year,  management of controllable expenses will allow us  to achieve our targets.



     As Carl stated, the non-regulated group remains on target to achieve its expected results.



     Expected  earnings before merger related  charges  for  2000 remain  in  the  range  of $1.60 to $1.65,  which  does  not include  the  possibility of some recovery  of  margins  for weather.



     With that I will stop and ask for questions.



S. Schein:

     As  always, we appreciate your time and interest in Vectren.

     Please  let  us  know  if  we  can  provide  any  additional information  regarding this teleconference or other  topics.

     We look forward to talking to you in the future.